 EXHIBIT 1

Articles of Association for Aktiebolaget Volvo

§1            The name of the Company is Aktiebolaget Volvo. The company is a public company (publ).

§2            The Company shall - directly or through subsidiaries - mainly carry on business within the areas of transport, foodstuffs, energy and finance (with the exception, however, of activities provided for in the Swedish Banking Business Act and the Swedish Credit Market Companies Act), manage real estate and moveable property and carry on other activities compatible therewith.

§3            The Board of the Company shall have its registered office in Gothenburg.

§4            The Company's share capital shall comprise a minimum of one thousand nine hundred million (1,900,000,000) kronor and a maximum of seven thousand six hundred million (7,600,000,000) kronor.

The shares may be issued in three series, A, B and C. If shares in both the A and B series are issued, each series may be issued to an amount equivalent to a maximum of ninety-nine hundredths of the total share capital. However, series C shares may only be issued in a maximum number of 15,836,841.

In a vote at a General Meeting, series A shares carry one vote and series B and C shares one-tenth of a vote. Series A and series B shares carry equal rights to share in the assets and earnings of the Company. Series C shares do not carry rights to dividends.

Should the Company decide to issue new series A, B and C shares by way of a cash issue, the holders of series A, B and C shares shall have a preferential right to subscribe for new shares of the same series in proportion to their existing shareholding (primary preferential right). Shares not subscribed for by virtue of a primary preferential right shall be offered for subscription to all shareholders (subsidiary preferential right). If shares thus offered are insufficient for subscription by virtue of a subsidiary preferential right, the shares shall be distributed among those wishing to subscribe in proportion to their previous shareholding or, to the extent this is not possible, through the drawing of lots.

Should the Company decide to issue new shares of only series A, B or C shares through a cash issue, all shareholders, regardless of whether they hold series A, B or C shares, shall have the preferential right to subscribe for new shares in proportion to their previous shareholding.

The above shall not constitute any restriction on the possibility to decide on a cash issue without taking the preferential rights of shareholders into account.

If the share capital is increased through a bonus issue, new shares in each series shall be issued in proportion to the existing number of shares in each series. Old shares in a specific series shall thus carry entitlement to new shares in the same series. The aforesaid shall not constitute any restriction on the possibility to issue new shares of a new series through a bonus issue, following the requisite amendment to the Articles of Association.

A reduction in share capital, however, not less than the minimum capital, may be effected on request by the holders of series C shares or, following a decision by the Board of Directors or General Meeting, through the redemption of series C shares. The request by shareholders must be made in writing to the Company's Board of Directors and the Board of Directors shall address this matter expeditiously. The reduction decision made by the Board shall pertain to all series C shares. When the reduction decision is made, an amount corresponding to the reduction amount shall be allocated to the statutory reserve, if the funds required for this action are available.

The redemption amount for a series C share shall be the share's par value adjusted to the redemption date with an interest factor of STIBOR 30 days plus 1.75 percentage points, calculated from the day payment was made of the subscription amount. STIBOR 30 days is fixed at the date the subscription amount was paid.

Owners of shares submitted for redemption shall be obligated to immediately after he/she has been informed of the registration of the redemption decision to accept the redemption payment for the shares or, in cases in which court permission is required for redemption, after he/she is informed that the court's legally valid decision has been registered.

§5            Each share shall have a value of six (6) kronor.

§6            Apart from specially-appointed members and deputies, the Company's Board shall comprise a minimum of six and a maximum of twelve members and an equal number of deputies. These are elected each year at the Annual General Meeting for the period up to the end of the next Annual General Meeting.

§7            The Company signatories shall be those appointed therefore by the Board from within or outside the Board.

§8            The Company shall appoint a minimum of two and a maximum of three auditors and a minimum of two and a maximum of three deputy auditors or a registered firm of auditors.

The Board is entitled to appoint one or more special auditors or a registered firm of auditors to examine reports prepared by the Board pursuant to Section 4, sub-section 6 of the Swedish Companies Act (1975:1385) in conjunction with a new share issue or a transfer of the company's shares in return for non-cash consideration.

§9            Notice to attend a General Meeting and other notices to shareholders shall be issued in the form of announcements in the Official Swedish Gazette and Dagens Nyheter or, if Dagens Nyheter is not due for publication at the time of the announcement, in another national daily newspaper. In addition, announcements shall be made in a daily newspaper in Gothenburg and a daily newspaper in Malmö.

§10          A General Meeting shall be held at one of the following locations, following a decision by the Board, i.e. Gothenburg, Malmö or Stockholm.

Shareholders wishing to attend a General Meeting should notify the Company no later than 12 noon on the day stated in the letter of convocation. This day may not be a Sunday, other public holiday, Saturday, Midsummer Eve, Christmas Eve or New Year's Eve and shall not fall earlier than the fifth weekday prior to the Meeting.

A shareholder may be accompanied by one or two assistants when attending a General Meeting, but only if the shareholder's notification pursuant to the previous paragraph includes information to that effect.

As the Company is registered with the Swedish Securities Register Centre, the right to attend a General Meeting accrues to those entered as shareholders in the shareholders' register pursuant to Section 3, sub-section 13, paragraph 2 of the Swedish Companies Act and refers to the circumstances ten days prior to the General Meeting.

§11          A General Meeting is opened by the Chairman of the Board or the person appointed to do so by the Board.

                In a vote that normally takes place at a General Meeting, each person is entitled to vote for the full number of votes represented by him.

§12          The Company's financial year shall cover the period January 1 up to and including December 31.

                The Annual General Meeting shall be held within six months of the end of the financial year. The following matters shall be dealt with:

  Election of a chairman for the Meeting.
  Verification of the voting list.
  Approval of the agenda.
  Election of persons to verify the minutes.
  Consideration of whether the Meeting has been duly convened.
  Presentation of the annual report, audit report, consolidated accounts and audit report for the Group.
  The question of adoption of the Income Statement, Balance Sheet, Consolidated Income Statement and Consolidated Balance Sheet.
  Appropriation of the Company's profit or loss according to the adopted Balance Sheet.
  The matter of discharge of the members of the Board and the President from liability.
  Determination of the number of Board members and deputy Board members to be elected at the Meeting.
  Determination of fees for the Board of Directors and, where applicable, the auditors.
  Election of the Board of Directors and, where applicable, auditors and deputy auditors.

Other matters that have been duly referred to the General Meeting.

§13          As the company is registered with the Securities Register Centre, a person whose name has been entered in the shareholders' register or in a list pursuant to Section 3, sub-section 12 of the Swedish Companies Act (1975:1385) on the appointed registration date, shall be considered to be authorised to receive dividends and, in the case of a bonus issue, new shares accruing to a shareholder, and also to exercise a shareholder's preferential right to participate in an issue.

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April 12, 2005